As filed with the Securities and Exchange Commission on January 22, 2019

Registration No. 333-212324

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-212324

UNDER THE SECURITIES ACT OF 1933

TESARO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	27-2249687
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 3300
Waltham, Massachusetts 02451
(339) 970-0900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Mosher

President and Secretary

TESARO, Inc.

1000 Winter Street, Suite 3300

Waltham, Massachusetts 02451

(339) 970-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Asher M. Rubin

William I. Intner

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Approximate date of commencement of proposed sale to the public:  Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by TESARO, Inc., a Delaware corporation (the “Company”), relates to the following registration statement filed by the Company on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-3 (No. 333-212324), originally filed with the Commission on June 30, 2016, pertaining to the registration of an indeterminate number or amount of the Company’s (i) common stock, par value $0.0001 per share, (ii) debt securities, (iii) preferred stock, (iv) convertible debt securities, (v) warrants and (vi) units.

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration any and all unissued and unsold securities issuable by the Company pursuant to the Registration Statement.

Pursuant to an Agreement and Plan of Merger, dated December 3, 2018, by and among GlaxoSmithKline plc, a public company organized under the laws of England and Wales (“Parent”), Parent’s indirectly wholly-owned subsidiary, Adriatic Acquisition Corporation, a Delaware corporation (“Purchaser”), and the Company, Purchaser was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. The Merger became effective on January 22, 2019.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, in the Commonwealth of Massachusetts, on this day of January 22, 2019.

TESARO, INC.

By:	/s/ William J. Mosher
	Name:	William J. Mosher
	Title:	Vice President and Secretary